Exhibit 16

September 16, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the section captioned “Change in Accountants” in the Registration Statement on Form S-1 filed by Wolverine Bancorp, Inc., the proposed holding company of our former client Wolverine Bank, and are in agreement with the statements concerning our firm contained therein.

Very truly yours,

/s/ DOEREN MAYHEW

DOEREN MAYHEW